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BEST BUY CO., INC.

FIRST SUPPLEMENTAL INDENTURE
Dated as of February 26, 2002
To
INDENTURE
Dated as of January 15, 2002

2.25% Convertible Subordinated Debentures due January 15, 2022

        This First Supplemental Indenture, dated as of February 26, 2002, by and among Best Buy Co., Inc. (the "Company"), Best Buy Stores, L.P. (the "Guarantor"), and Wells Fargo Bank Minnesota, National Association, a national banking association duly organized and existing under the laws of the United States, as trustee (the "Trustee") is entered into with reference to the following.

RECITALS

        The Company, the Guarantor and the Trustee are parties to an Indenture dated as of January 15, 2002 (the "Indenture"), pursuant to which the Company has issued $402,500,000 aggregate principal amount of its 2.25% Convertible Subordinated Debentures due January 15, 2022 (the "Securities").

        The Company and the Guarantor desire to amend the Indenture to amend the definition of "Indebtedness" to expressly include within the definition, obligations of the Company and the Guarantor under certain hybrid operating lease/financing arrangements.

        The amendment to the definition of "Indebtedness" will not materially adversely affect the rights of any holders of the Securities and the execution of this First Supplemental Indenture by the Trustee is authorized pursuant to the terms of the Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, and pursuant to Section 9.1 of the Indenture, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

        1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    Officers' Certificate; Opinion of Counsel.    The Trustee acknowledges receipt of the Officers' Certificate and Opinion of Counsel required by Section 9.6 of the Indenture.

        3.    Amendment to Definition of "Indebtedness."    Clause (4) of the definition of "Indebtedness" in Section 1.1 of the Indenture is hereby amended to read, in its amended form, as follows:

          "(4) all Capital Lease Obligations of such person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, in connection with the lease of personal property or real property or improvements thereon (or any personal property included as part of any such lease) which provides a contractual obligation at the end of the term to purchase, solicit third party bids for purchase or cause a third party to purchase the leased property and thereby guarantee at least a portion of the residual value of leased property to the lessor and all of the obligations under such lease or related documents to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a Capital Lease in accordance with generally accepted accounting principles)."

        4.    Ratification.    Except as specifically modified by this First Supplemental Indenture, the Company and the Guarantor each acknowledge that the Indenture and the Securities shall remain binding upon, and in full force and effect with respect to each of them, and the Company and the Guarantor each expressly ratifies and confirms its obligations under the Indenture, including, without limitation, the sections of the Indenture relating to payment and guaranty of the Securities and compensation and indemnification of the Trustee.

        5.    Governing Law.    This First Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

        6.    Successors and Assigns.    All agreements of the Company, the Guarantor and the Trustee in this First Supplemental Indenture shall inure to the benefit of and be binding upon their respective successors and assigns.

        7.    Multiple Counterparts.    The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

        8.    Recitals; the Trustee.    The recitals of fact contained herein shall be taken as the statements of the Company and the Guarantor and the Trustee assumes no responsibility for the correctness of such statements. The Trustee makes no representations as to the validity or adequacy of this First Supplemental Indenture or to its due execution by the Company and the Guarantor.

        IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture as of the day and year first above written.

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee
By:	/s/ MICHAEL T. LECHNER
	Name:	Michael T. Lechner
	Title:	Corporate Trust Officer
BEST BUY CO., INC.
By:	/s/ DARREN R. JACKSON
	Name:	Darren R. Jackson
	Title:	Senior Vice President—Finance, Treasurer and Chief Financial Officer
BEST BUY STORES, L.P.
By:	BBC PROPERTY CO., its General Partner
By:	/s/ DARREN R. JACKSON
	Name:	Darren R. Jackson
	Title:	Senior Vice President

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BEST BUY CO., INC.
FIRST SUPPLEMENTAL INDENTURE Dated as of February 26, 2002 To INDENTURE Dated as of January 15, 2002
RECITALS